UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934.

Date of Report:	August 28, 2015

Omagine, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-17264	20-2876380
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Fifth Avenue, 48th Floor, New York, N.Y.	10118
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 563-4141

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of Registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act;

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act;
☐ Pre-commencement communication pursuant to rule 14d-2(b) under the Exchange Act;
☐ Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of Director

On August 28, 2015, the Company appointed Alan M. Matus as an independent Director of Omagine, Inc. effective September 1, 2015 to hold office until the annual meeting of shareholders for the ensuing year or until a successor has been duly elected or qualified.

Mr. Matus will chair the audit committee and be the audit committee financial expert in addition to serving as a member of the compensation committee. The Company previously reported mistakenly that Mr. Jack A. Smith would chair the audit committee. Mr. Smith will chair the compensation committee, serve as a member of the audit committee and be the “lead Independent Director” on the Company’s Board.

Mr. Matus will receive a one-time grant of 25,000 restricted shares of the Company’s common stock concurrent with his appointment to the Board which stock grant also includes his compensation for the period beginning on September 1, 2015 and ending on December 31, 2015. Mr. Matus will participate in the Company’s non-employee director compensation arrangements beginning on January 1, 2016.

There is no agreement or understanding between Mr. Matus and any other person pursuant to which he was elected to the Board. The Company complies with the standards of “independence” under the NASDAQ Marketplace Rules. Accordingly, a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a material relationship with our Company which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. A director who is, or at any time during the past three years, was employed by Omagine or by any parent or subsidiary of Omagine, shall not be considered independent. Accordingly Alan M. Matus meets the definition of an “independent director” under NASDAQ Marketplace Rule 5605(a)(2). Mr. Matus is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

On August 28, 2015 the Company issued a press release announcing the appointment of Alan M. Matus as an independent Director to its Board of Directors.

A copy of the press release is attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(a) Not applicable

(b) Not applicable

(c) Exhibit Number and Description:

Exhibit 10.1	The press release dated August 28, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 28, 2013

Omagine, Inc.
(Registrant)

By:	/s/ Frank J. Drohan
Frank J. Drohan Chairman of the Board, President and Chief Executive Officer

3